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                                                                     EXHIBIT 4.1


                               THE 1998 LIMITED
                           DEALER STOCK OPTION PLAN
                                      OF
                               AMERICREDIT CORP.

SECTION 1.  PURPOSE.

The purpose of the 1998 Limited Dealership Stock Option Plan of AmeriCredit Corp. (the "PLAN") is to provide an additional incentive to automobile dealerships to refer business to the Company. In furtherance of this purpose, the Plan authorizes the granting of nonqualified stock options to the owners and other dealer principals of certain automobile dealerships selected by the Plan Administrator in its discretion that refer business to the Company based on the amount of business referred to the Company by such automobile dealerships.

SECTION 2.  DEFINITIONS.

As used herein, the following terms shall have the meaning indicated:

     (A) "AGREEMENT" shall mean the agreement, certificate or other document or instrument evidencing the Option.

     (B) "BUSINESS DAY" shall mean (i) if the Common Stock trades on a national exchange, any day that the national exchange on which the Common Stock trades is open or (ii) if the Common Stock does not trade on a national exchange, any day that commercial banks in the City of New York are open.

     (C)  "BOARD" shall mean the Board of Directors of the Company.

     (D) "COMMON STOCK" shall mean the Common Stock, par value one cent ($0.01) per share, of the Company.

     (E) "COMPANY" shall mean AmeriCredit Corp., a Texas corporation, and its wholly owned subsidiaries.

     (F) "CONTRACT" shall mean a motor vehicle retail installment sales contract assigned to and purchased by the Company from an Eligible Dealership.

     (G) "DATE OF GRANT" shall mean the date on which an Option is granted to an Eligible Participant pursuant to SECTION 6 hereof.

     (H) "ELIGIBLE DEALERSHIP" shall mean a business, designated by the Plan Administrator, in its sole discretion that sells automobiles to the general public and that is owned, controlled, managed or affiliated, in whole or in part, by or with an Eligible Participant. If an Eligible Participant owns, controls or manages more than one Eligible Dealership, such

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group of Eligible Dealerships may, in the sole discretion of the Plan
Administrator, be combined and treated for all purposes under this Plan as a single Eligible Dealership.

     (I) "PARTICIPANT ENROLLMENT DOCUMENTS " shall mean such forms, agreements and other documents required to be completed by an Eligible Participant, substantially in the form approved by the Plan Administrator, in order to participate in the Plan.

     (K)  "DIRECTOR" shall mean a member of the Board.

     (L) "EFFECTIVE DATE" shall mean the effective date of the Registration Statement on Form S-3 registering the issuance of Options and the sale of Shares upon the exercise of Options.

     (M) "ELIGIBLE PARTICIPANT " shall mean an owner, co-owner, shareholder, partner, or other person that controls or is affiliated with an Eligible Dealership designated by the Plan Administrator for participation in the Plan, provided that such Eligible Participant has completed and returned all Participant Enrollment Documents required by the Plan Administrator. If any "ELIGIBLE PARTICIPANT" will be an officer, director, manager or other person not meeting the foregoing definition, then written authorization executed by an owner, co-owner, or other control person, in form and substance satisfactory to the Company, must be provided to the Company in order for such officer,
director, manager or other person to   be considered an ELIGIBLE PARTICIPANT.

     (N) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     (O)  "FAIR MARKET VALUE" shall mean:

          (I) If Shares are listed on a national securities exchange at the date of determining the Fair Market Value,

               (A) The closing sales price on such exchange on the Date of Grant as reported in any newspaper of general circulation, or

               (B) If the Shares shall not have traded on such exchange on the next Business Day prior thereto as reported in any newspaper of general circulation; or

          (II) If Shares shall not be listed as provided in SUBSECTION 2(O)(I), a value determined by any fair and reasonable means prescribed by the Plan Administrator.

     (P) "GRANT DETERMINATION DATE" shall mean each March 31, June 30, September 30 and December 31 during the term of this Plan.

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     (Q) "INTERNAL REVENUE CODE" or "CODE" shall mean the Internal Revenue Code of 1986 as it now exists or may be amended from time to time and the rules thereunder.

     (R) "NONQUALIFIED STOCK OPTION" shall mean a stock option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

     (S) "OPTION" (when capitalized) shall mean any stock option granted under this Plan.

     (T) "OPTIONEE" shall mean an Eligible Participant to whom an Option is granted under this Plan.

     (U) "PLAN" shall mean this 1998 Limited Dealership Stock Option Plan of AmeriCredit Corp.

     (V) "PLAN ADMINISTRATOR" shall mean the person or persons administering the Plan as provided in SECTION 4.

     (W) "SHARE(S)" shall mean a share or shares of the Common Stock.


SECTION 3.  TOTAL AGGREGATE SHARES.

     Subject to adjustments provided in SECTION 13 hereof, a total of Five Hundred Thousand (500,000) Shares shall be subject to the Plan. The Shares subject to the Plan shall consist of unissued Shares or previously issued Shares reacquired and held by the Company and such number of Shares shall be and hereby is reserved for sale for such purpose. Any of such Shares that may remain unsold and that are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Option expire, terminate, or be canceled or surrendered prior to its exercise in full, the Shares theretofore subject to such Option may again be the subject of an Option under the Plan.

SECTION 4.  ADMINISTRATION OF THE PLAN.

        (A) The Plan shall be administered by the Chief Executive Officer of the Company or any officer or officers of the Company or any subsidiary designated by the Chief Executive Officer (herein the term "PLAN ADMINISTRATOR" shall refer to whoever is administering this Plan from time to time).
        (B) Subject to the express provisions of this Plan, the Plan Administrator shall have the authority, in its sole and absolute discretion (i) to adopt, amend and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) to determine the terms and provisions of the respective Agreements (which need not be identical); provided, however, such terms and provisions shall not be inconsistent with this Plan; (iii) to construe the terms of any Agreement and the Plan; (iv) as provided in SECTION 12, upon certain events to

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make appropriate adjustments to the exercise price and number of Shares subject to outstanding Options, the number of Shares reserved under the Plan and the number of Shares subject to Options granted subsequently; and (v) to make all other determinations and perform all other acts necessary, advisable, or convenient for administering the Plan, including the delegation of such ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Plan Administrator shall have full discretion to make all determinations on the matters referred to in this SUBSECTION 4(B), and such determinations shall be final, binding and conclusive.

SECTION 5.  TYPE OF OPTIONS.

     All Options granted under the Plan shall be Nonqualified Stock Options.

SECTION 6.  GRANT OF OPTIONS.

     (A) Options shall be granted only to Eligible Participants and may, in the sole discretion of the Plan Administrator, be granted to only one Eligible Participant per Eligible Dealership. Each Option shall be evidenced by an Agreement, which shall contain such terms as the Plan Administrator deems advisable and that are not inconsistent with this Plan or applicable laws. The Plan Administrator shall deliver Agreements to evidence Options granted hereunder within a reasonable period following such Option's Date of Grant. Such Option shall be issued only in the name of Eligible Participants.
     (B) Eligible Dealerships and Eligible Participants will be designated in the sole discretion of the Board and/or the Plan Administrator, and such designations may be amended, modified, supplemented or revised from time to time in the sole discretion of the Board and/or the Plan Administrator.

     (C) An Option may, in the sole discretion of the Plan Administrator, be granted to an Eligible Participant on the date such Eligible Participant completes the Participant Enrollment Documents or at any other time or times as may, in the discretion of the Board and/or the Plan Administrator, be warranted or advisable. The Plan Administrator in its sole discretion shall determine the total number of Shares that Options granted pursuant to this SUBSECTION 6(C) may purchase.

     (D) Following completion of all Participant Enrollment Documents, Options shall automatically be granted to each Eligible Participant on each Grant Determination Date as follows:

            (I) If an Eligible Dealership sold to the Company less than 25 Contracts during the calendar quarter ending on the Grant Determination Date, the Eligible Participant shall be awarded no Options on such Grant Determination Date;

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         (II)   If an Eligible Dealership sold to the Company from 25 to 50
Contracts during the calendar quarter ending on the Grant Determination Date, the Eligible Participant shall receive on the Grant Determination Date an Option exercisable for such number of Shares as is the result of the number of Contracts sold to the Company by such Eligible Dealership during such quarter multiplied by 150 and divided by the Fair Market Value of a Share on the Grant Determination Date; or

         (III) If an Eligible Dealership sold to the Company over 50 Contracts during the calendar quarter ending on the Grant Determination Date, the Eligible Participant shall receive on the Grant Determination Date an Option exercisable for such number of Shares as is the product of (X) the number of Contracts sold to the Company by such Eligible Dealership during such quarter, less 25, and (Y) 300 divided by the Fair Market Value of a Share on the Grant Determination Date.

     All such results shall be rounded to the nearest whole Share. The Date of Grant of an Option awarded pursuant to SUBSECTIONS 6(D)(II) or (III) shall be the respective Grant Determination Date. The Plan Administrator shall have full discretion as to the date when a Contract is sold to the Company for purposes of the foregoing calculations.

SECTION 7.  EXERCISE PRICE.

     The exercise or option price of each Share issuable upon exercise of an Option shall be the Fair Market Value of such Share on the Date of Grant.

SECTION 8.  EXERCISE OF OPTIONS.

     (A) An Option shall be fully exercisable on its Date of Grant. An Option may be exercised at any time during the term of such Option, but may be exercised only for all Shares represented by such Option (i.e., Options may not be exercised in part) . No fractions of Shares will be issued upon the exercise of an Option.

     (B) Options may be exercised solely by the Optionee and may not be assigned or hypothecated in any manner.

     (C) An Option shall be deemed exercised when: (i) the Company has received written notice of such exercise delivered to the Company in accordance with the notice provisions of the applicable Agreement; and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been tendered to the Company.

     (D) The exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, or by money order or in the discretion of the Plan Administrator or an employee of the Company designated by the Plan Administrator, by personal check.

     (E) The Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Shares purchasable upon the exercise of any part of an

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Option unless and until certificates representing such Shares shall have been issued by the Company to the Optionee.

SECTION 9.  TERMINATION OF OPTION PERIOD.

     (A) The unexercised portion of an Option shall automatically and without notice terminate and become null and void and be forfeited upon the third anniversary of its Date of Grant.

     (B) The Plan Administrator, in its sole discretion, may, by giving written notice to an Optionee ("Cancellation Notice"), cancel any portion of an Option that remains unexercisable on the date (the "Cancellation Date") of the consummation of any of the following (collectively, a "Cancellation Event"): (i) any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of
(x) the voting stock of the Company or (y) of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive; or (iii) a sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company. Such Cancellation Notice shall be given to an Optionee at least thirty (30) days prior to the Cancellation Date, and may be given either before or after shareholder approval of the Cancellation Event. If a Cancellation Event is not consummated, any Cancellation Notice with regard to such Cancellation Event shall be of no effect.

SECTION 10. TERMS OF OPTION.

     Subject to earlier termination as provided in SUBSECTION 9(B), each Option granted under this Plan shall have a term of three (3) years from the Date of Grant of such Option. No notice of any kind will be provided by the Company or the Plan Administrator to an Optionee in connection with the expiration of an Option.

SECTION 11. ASSIGNABILITY OF OPTIONS.

     Options may not be transferred, assigned or hypothecated and any attempt to transfer, assign or hypothecate shall cause such Option to become null and void. Options may be exercised solely by the Optionee.

SECTION 12. ADJUSTMENTS.

     (A) If at any time there shall be an increase or decrease in the number of issued and outstanding Shares, through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then appropriate proportional adjustment shall be made in the number of Shares (and with respect to outstanding Options, the exercise price per Share): (i) subject to outstanding Options; (ii) reserved under the Plan; and (iii) subject to Options granted subsequently. In the event of a dispute concerning such adjustment,

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the Plan Administrator has full discretion to determine the resolution of such dispute. Such determination shall be final, binding and conclusive.

     (B) In the event of a merger, consolidation or other reorganization of the Company under the terms of which the Company is not the surviving corporation, but the surviving corporation elects to assume an Option, the respective Agreement and this Plan, the Optionee shall be entitled to receive, upon the exercise of such Option, with respect to each Share issuable upon exercise of such Option, the number of shares of stock of the surviving corporation (or equity interest in any other entity) and any other notes, evidences of indebtedness or other property that Optionee would have received in connection with such merger, consolidation or other reorganization had it exercised the Option with respect to such Share immediately prior to such merger, consolidation or other reorganization.

     (C) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

     (D) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 13.  PURCHASE FOR INVESTMENT.

     As a condition of any issuance of a stock certificate for Shares upon the exercise of an Option, the Plan Administrator may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of this Plan or any law or regulation, including, but not limited to, the following:

     (A) a representation and warranty by the Optionee to the Company at the time his Option is exercised that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

     (B) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Plan Administrator, necessary or appropriate to comply with the provisions of any

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securities law deemed by the Plan Administrator to be applicable to the issuance of the Shares and are endorsed upon the certificates representing the Shares.

SECTION 14.  AMENDMENT, MODIFICATION, SUSPENSION OR DISCONTINUANCE OF THIS PLAN.

     The Board may amend, modify or terminate the Plan and any outstanding Options at any time and in any respect. The Board may not, however, amend, modify or terminate an outstanding Option without the Optionee's consent if such amendment, modification or termination materially impairs such outstanding Option. In any event, the Board may amend, modify or terminate an outstanding Option without the Optionee's consent as provided in SUBSECTION 9(B).

SECTION 15.  GOVERNMENTAL REGULATIONS.

     This Plan, and the granting of Options and the exercise of Options hereunder and the obligation of the Company to sell and deliver Shares under such Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 16.  MISCELLANEOUS.

     (A) The proceeds received by the Company from the sale of Shares pursuant to Options shall be used for general corporate purposes.

     (B) Neither the members of the Board nor any Plan Administrator shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it, and members of the Board and the Plan Administrator shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

     (C) Any payment of cash or any issuance or transfer of Shares to the Optionee, in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims of such persons under the Plan. The Plan Administrator may require any Optionee as a condition precedent to such payment or issuance or transfer of Shares, to execute a release and receipt for such payment or issuance or transfer of Shares in such form as it shall determine.

     (D) Neither the Plan Administrator nor the Company guarantees Shares from loss or depreciation.

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     (E) All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company; provided, however, the Company may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Company to enforce its rights under the Plan, any Participant Enrollment Documents or an Agreement.

     (F) Records of the Company shall be conclusive for all purposes under the Plan, unless determined by the Plan Administrator to be incorrect.

     (G) The Company shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Plan Administrator to perform its duties and functions under the Plan.

     (H) The Company assumes no liability to the Optionee for any act of, or failure to act on the part of, the Plan Administrator.

     (I) Any action required of the Company relating to the Plan shall be by resolution of its Board or act of the Plan Administrator.

     (J) If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan.

     (K) Whenever any notice is required or permitted under the Plan, such notice must be in writing and personally delivered or sent by mail or next day delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Agreement shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance with this SUBSECTION 16 (K) or, if by courier, twenty-four (24) hours after it is sent, addressed as described in this SUBSECTION 16 (K). the Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance with the Plan, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates.

     (L) Any person entitled to notice under the Plan may waive such notice.

     (M) The Plan shall be binding upon the Optionee, its successors and permitted assigns, upon the Company, its successors and assigns, and upon the Board and the Plan Administrator and their successors and assigns.

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     (N) The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the Plan's provisions.

     (O) All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law or the corporate law of the state of the Company's incorporation. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent preempted by federal law and except to the extent that the corporate law where the Company is incorporated conflicts with the contract law of such state, in which event such corporate law shall govern. The obligation of the Company to sell and deliver Shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

     (P) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

SECTION 17.  EFFECTIVE DATE AND TERMINATION DATE.

     The Effective Date of the Plan is the effective date of the Registration Statement on Form S-3 of the Company relating to the issuance of Options and the offering of Shares. This Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

ADOPTED BY THE BOARD OF DIRECTORS:             April 28, 1998



                                               AMERICREDIT CORP.


                                               By:
                                                   -----------------------------
                                                   Chris A. Choate
                                                   Senior Vice President,
                                                   General Counsel & Secretary

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